Independent Auditor's Consent



The Board of Directors
Microchip Technology Incorporated:

We consent to incorporation by reference in the registration statement on Form S-8 of Microchip Technology Incorporated of our report dated April 20, 1999, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of income, retained earnings and case flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of Microchip Technology Incorporated.


                                  /s/ KPMG LLP

Phoenix, Arizona
December 22, 1999